                                                                      EXHIBIT 12


                     RITE AID CORPORATION AND SUBSIDIARIES
       STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                 THIRTY-NINE WEEKS ENDED NOVEMBER 28, 1998 AND
YEARS ENDED FEBRUARY 28, 1998, MARCH 1, 1997, MARCH 2, 1996, MARCH 4, 1995, AND
                               FEBRUARY 26, 1994
                         (Dollar Amounts in Thousands)

                               Thirty-nine
                                     Weeks           Year           Year           Year           Year           Year
                                     Ended          Ended          Ended          Ended          Ended          Ended
                               November 28,       Feb. 28,       March 1,       March 2,       March 4,       Feb. 26,
                                      1998           1998           1997           1996           1995           1994
                                 ---------      ---------      ---------      ---------      ---------      ---------
Fixed Charges

Interest Expense                 $ 128,155      $ 159,752      $  96,473      $  68,341      $  42,300      $  28,683

Interest Portion(1)
 of Net Rental
 Expense                           102,300        111,943         66,067         52,080         40,424         40,427
                                 ---------      ---------      ---------      ---------      ---------      ---------

Fixed Charges Before
 Capitalized Interest              230,455        271,695        162,540        120,421         82,724         69,110

Capitalized Interest                 6,020          3,834          1,897          1,948            373            217
                                 ---------      ---------      ---------      ---------      ---------      ---------

Total Fixed Charges              $ 236,475      $ 275,529      $ 164,437      $ 122,369      $  83,097      $  69,327
                                 =========      =========      =========      =========      =========      =========

Earnings

Income Before
 Extraordinary Loss
 and Income Taxes                $ 141,735      $ 530,041      $ 258,927      $ 256,202      $ 231,464      $  45,670

Fixed Charges Before
 Capitalized Interest              230,455        271,695        162,540        120,421         82,724         69,110
                                 ---------      ---------      ---------      ---------      ---------      ---------

Total Adjusted
 Earnings                        $ 372,190      $ 801,736      $ 421,467      $ 376,623      $ 314,188      $ 114,780
                                 =========      =========      =========      =========      =========      =========

Ratio of Earnings to
 Fixed Charges                        1.57           2.91           2.56           3.08           3.78           1.66
                                 =========      =========      =========      =========      =========      =========
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(1)   The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.